Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption Experts in the Registration Statement (Form S-3) and related Prospectus of Digital Video Systems, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated April 4, 2003, with respect to the consolidated financial statements and schedule of Digital Video Systems, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission on July 14, 2003.

Palo Alto, California
November 11, 2003

/s/ Burr, Pilger & Mayer, LLP
Burr, Pilger & Mayer, LLP